UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   September 14, 2012

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas  77060
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (281) 260-1034

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 14, 2012, we entered into a conditional Share Purchase Agreement (the “Purchase Agreement”) with Nahanni Energy Inc., 1700665 Alberta Ltd., Apex Energy (2000), Inc. and Canada Southern Petroleum #1 L.P. (jointly “Nahanni”) for the acquisition of its entire right and interest (generally a working interest of 30.664%) in 30,188 acres of land, more or less (the "Lands"), together with additional assets associated with the Lands, located  in the Kotaneelee Area, Yukon Territory, Canada (the “Assets”). We anticipate closing the Purchase Agreement in early October, 2012.

The Assets include a gas dehydration plant (capacity: 70 million cubic feet per day (“MMCFD”)), one gas well producing approximately 3.5 MMCFD, one water disposal well (capacity: 6,000 barrels per day), two suspended gas wells, flarestack, storage tanks, airstrip, roads, gathering systems, geological data, equipment, and other transportation and camp infrastructure.

As consideration for the Assets, we have agreed to pay CAD$400,000 (USD$412,400) in cash, and CAD$4,100,000 (USD$4,227,100) in shares of one of our subsidiaries, which are exchangeable on a one-for-one basis for shares of our restricted common stock. The number of shares paid to Nahanni will be calculated using the volume weighted average trading price of our stock for the ten (10) trading days preceding the closing date of the Purchase Agreement. Both the cash and stock paid for the Assets are subject to certain holdbacks for Asset related liabilities or breach of representations and warranties. We anticipate our acquisition of the Assets will be facilitated by a tax deferred exchange of shares.

In addition, we have agreed to indemnify Nahanni against its portion of the abandonment, reclamation and environmental liabilities associated with the Assets. Early estimates of those liabilities range from USD$9,000,000 to USD$10,000,000. We intend to actively develop and explore the Lands which will defer these potential liabilities into the longer term.

The closing of the Purchase Agreement is subject to certain conditions which include, but are not limited to; mutual compliance with covenants, representations and warranties, a lack of material adverse changes, Nahanni’s reorganization of the Assets, and required approvals including the approval of the Purchase Agreement by Nahanni shareholders. In connection with the approval of Nahanni shareholders, we have obtained Nahanni shareholder lock-up agreements in quantities we believe will be sufficient to insure the ultimate  approval of our acquisition of the Assets.

Prior Acquisition of Interests in the Kotaneelee Area

On July 18, 2012, we also completed the acquisition of Devon Canada’s entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one producing gas well) in the Lands and the assets associated with the Lands. Upon closing the Purchase Agreement we would own generally a 53.67% interest in those assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

Date: September 18, 2012	By:	/s/ Robert Wesolek
Robert Wesolek
Chief Financial Officer